Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM PROVIDES UPDATE REGARDING EXCHANGE LISTING COMPLIANCE PLAN ACCEPTED BY NYSE AMEX

SAN DIEGO, CA – April 15, 2009 – Cardium Therapeutics (NYSE Amex: CXM) provided an update regarding its exchange listing compliance plan which has been accepted by the NYSE Amex (formerly the American Stock Exchange).

As reported on December 30, 2008, Cardium received notification from the staff of its current listing exchange indicating that the company was considered to be noncompliant with certain listing requirements of the NYSE Alternext. Based on the company’s quarterly report on Form 10-Q, which was filed on November 10, 2008, noncompliance was noted with respect to the requirements for minimum stockholders’ equity and maintenance of a sufficient base of financial resources to support expected activities, under sections 1003(a)(i) and (iv), respectively, of the exchange’s current company guide, as described in more detail in the company’s report on Form 8-K which was filed on December 30, 2008.

The notification on December 30, 2008 had no current effect on the listing of the company’s shares on the exchange. Rather, the company was afforded the opportunity to submit a proposed plan to the exchange by January 23, 2009, pursuant to which the company could establish compliance with the requirements of section 1003(a)(iv) by March 23, 2009, and in compliance with all sections, including section 1003(a)(i), by June 23, 2010. The company submitted its plan on January 23, 2009.

On February 17, 2009, the exchange notified Cardium that it had accepted the company’s plan of regaining compliance with the requirements of section 1003(a)(iv) by March 23, 2009, and with all sections, including section 1003(a)(i), by June 23, 2010.

On April 9, 2009, the exchange notified Cardium that it had extended the time for compliance with the requirements of section 1003(a)(iv) from March 23, 2009 to June 27, 2009; and that the company would also need to regain compliance with section 1003(a)(ii) of the exchange’s company guide regarding maintenance of stockholder’s equity of at least $4 Million, which it would need to do by June 23, 2010.

The company will be subject to periodic review by the exchange staff during the extension period covered by the plan. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the applicable extension periods could result in the company’s shares being delisted from the exchange. If the company’s common stock was ultimately delisted from the exchange, it would be expected to trade on the OTC Bulletin Board, a regulated quotation service that provides quotes, sale prices and volume information in over-the-counter equity securities. The company’s common stock was traded on the OTC Bulletin Board until July 2007, when the company elected to instead list its shares on the American Stock Exchange.

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies, Inc. and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications.

Cardium’s InnerCool Therapies subsidiary is a San Diego-based medical technology company in the emerging field of temperature modulation therapy to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium’s InnerCool subsidiary and patient temperature modulation, including InnerCool’s new RapidBlue™ System, which just received FDA clearance, and its CoolBlue™ System, please visit www.innercool.com.

Cardium also has two biologic candidates in clinical development. Cardium’s Tissue Repair Company subsidiary (TRC) is focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate™, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-BB (PDGF-BB). Excellarate™ is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Other potential applications for TRC’s Gene Activated Matrix™ (GAM) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage) repair. For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Cardium’s Generx product candidate (alferminogene tadenovec, Ad5FGF-4) is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium Therapeutics and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its 2007 Annual Report at http://www.cardiumthx.com/flash/pdf/CardiumAR07_Book_FINAL.pdf.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the company can ultimately achieve compliance with the continued listing requirements of the NYSE Alternext US by the applicable compliance periods or that it can make progress consistent with its compliance plan or maintain compliance if achieved, that results observed in one study or using one type of product or procedure will be replicated in subsequent studies or in studies using newly-developed products or procedures, that planned product development efforts and clinical studies can be performed in an efficient and effective manner, that regulatory approvals can be obtained in a timely manner or at all, that partnering, distribution or other commercialization efforts can be achieved and if so that they will effectively accelerate InnerCool’s patient temperature modulation business or market, that product modifications or launches will be successful or that the resulting products will be favorably received in the marketplace, that our products or proposed products will prove to be sufficiently safe and effective, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that results or trends observed in one clinical study will be reproduced in subsequent studies, or that third parties on whom we depend will behave as anticipated. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development, testing and marketing of therapeutic hypothermia devices and the conduct of human clinical trials, including the timing, costs and outcomes of such trials, whether our efforts to launch new devices and systems and expand our markets will be successful or completed within the time frames contemplated, our dependence upon proprietary technology, our ability to obtain necessary funding, regulatory approvals and qualifications, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2009 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics™ and Generx® are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™ and Excellarate™

are trademarks of Tissue Repair Company.

InnerCool Therapies®, InnerCool®, Celsius Control System®, RapidBlue™, CoolBlue™, Accutrol®, Temperature Control Element ® and TCE ® and UroCool™ are trademarks of InnerCool Therapies, Inc.

(other trademarks belong to their respective owners)